EXHIBIT 24

LINCOLN ELECTRIC HOLDINGS, INC.

Power of Attorney
To Sign and File Section 16 and Rule 144 Reporting Forms

	THE UNDERSIGNED, Kathryn Jo Lincoln, a Director of Lincoln Electric Holdings,
Inc. hereby constitutes and appoints Jennifer I. Ansberry, Vincent K. Petrella,
Michael B. Quinn and Susan K. Prewitt, or any of them, as her attorney-in-fact to sign and file on the undersigned's behalf (i) any and all forms and reports required under Section 16 of the Securities Exchange Act of 1934, including all
Forms 3, 4 and 5, relating to Lincoln's equity securities; and (ii) any and all notices required by Rule 144 under the Securities Act of 1933 with respect to the sale of shares of Lincoln's equity securities.  This power of attorney shall remain valid, unless earlier revoked in writing, for a period of one (1) year from the date hereof.

	IN WITNESS WHEREOF, the undersigned hereunto places her hand this 14th day of
December 2017.


/s/ Kathryn Jo Lincoln
Kathryn Jo Lincoln